EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS A 49% INCREASE IN NET REVENUE
FOR THE YEAR ENDED DECEMBER 31, 2014
FREMONT, Calif. - FEBRUARY 12, 2015 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the fourth quarter and year ended December 31, 2014.

Business Highlights:

•	Net revenue in 2014 was $178.4 million, an increase of $59.0 million, or 49 percent, as compared to $119.4 million in net revenue in 2013.

•
Net revenue in the fourth quarter of 2014 was $54.7 million, representing an increase of $16.3 million, or 42 percent, compared to net revenue of $38.4 million in the third quarter of 2014 and an increase of $14.0 million, or 34 percent, compared to net revenue of $40.8 million in the fourth quarter of 2013.

•
Net income for the fourth quarter of 2014 was $5.0 million, or $0.07 per diluted share. This compares to a net income of $0.5 million, or $0.01 per diluted share, in the third quarter of 2014, and a net income of $2.5 million, or $0.04 per diluted share, in the fourth quarter of 2013.

“This year was pivotal for Mattson, as increased spending by our customers and market share gains resulted in a 49 percent increase in revenue from the prior year," noted Fusen Chen, Mattson Technology's President and Chief Executive Officer. "This growth in revenue, coupled with the operating leverage achieved from the restructuring activities completed in 2013, led to a profitable 2014, with the fourth quarter marking our sixth consecutive profitable quarter on a non-GAAP basis.”

Fourth Quarter 2014 Financial Results
Net revenue in the fourth quarter of 2014 was $54.7 million, representing an increase of $16.3 million, or 42 percent, compared to net revenue of $38.4 million in the third quarter of 2014 and an increase of $14.0 million, or 34 percent, compared to net revenue of $40.8 million in the fourth quarter of 2013.
Gross margin in the fourth quarter of 2014 was approximately 33 percent, a 1 percentage point decrease compared to the 34 percent gross margin reported in the third quarter of 2014, and a slight increase as compared to the 32 percent gross margin reported in the fourth quarter of 2013.
Total operating expense was $13.1 million in the fourth quarter of 2014, an increase of $0.6 million, or 5 percent, compared to $12.5 million of total operating expense in the third quarter of 2014, and an increase of $1.9 million, or 17 percent, compared to $11.1 million of total operating expense in the fourth quarter of 2013.

Excluding restructuring and other charges, non-GAAP operating expense was $13.1 million in the fourth quarter of 2014, which represents an increase of $0.9 million, or 7 percent, compared to $12.2 million in the third quarter of 2014, and an increase of $1.9 million or 17 percent, compared to $11.1 million in the fourth quarter of 2013. There were $0.3 million in restructuring and other charges in the third quarter of 2014. Due to the absence of restructuring and other charges in the fourth quarter of 2014 and the fourth quarter of 2013, there is no difference between GAAP and non-GAAP operating expense in these periods.
Net income for the fourth quarter of 2014 was $5.0 million, representing net income of $0.07 per diluted share. This compares to a net income of $0.5 million, or $0.01 per diluted share, in the third quarter of 2014, and a net income of $2.5 million, or $0.04 per diluted share, as reported in the fourth quarter of 2013.
Excluding restructuring and other charges, non-GAAP net income per diluted share was $0.07 in the fourth quarter of 2014. This compares with a non-GAAP net income of $0.01 and $0.04 per diluted share as reported in the third quarter of 2014 and the fourth quarter of 2013, respectively. Due to the absence of restructuring charges in the fourth quarter of 2014 and the fourth quarter of 2013, there is no difference between GAAP and non-GAAP net income per diluted share for these periods.

Fiscal Year 2014 Financial Results
Net revenue in 2014 was $178.4 million, an increase of $59.0 million, or 49 percent, as compared to $119.4 million in net revenue in 2013.
Gross margin for 2014 was approximately 33 percent, a 2 percentage point increase compared to the 31 percent gross margin reported in 2013.
Total operating expense was $48.7 million in 2014, an increase of $0.3 million, or 1 percent, compared to $48.4 million of total operating expense in 2013.
Excluding restructuring and other charges, non-GAAP operating expense was $48.3 million for 2014, which represents an increase of $3.5 million, or 8 percent, compared to $44.8 million in 2013. Restructuring and other charges for 2014 and 2013 were $0.4 million and $3.7 million, respectively.
Net income for 2014 was $9.9 million, representing net income of $0.13 per diluted share. This compares to a net loss of $11.0 million, or a $0.19 net loss per share, in 2013. Excluding restructuring and other charges, non-GAAP net income per diluted share was $0.14 in 2014 and non-GAAP net loss per share was $0.12 in 2013.

Conference Call

On Thursday, February 12, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2014 fourth quarter and annual financial results, current business conditions, the near-term business outlook and guidance for the first quarter of 2015. The conference call will be simultaneously webcast at www.mattson.com under the Investors section. To access the live conference call, please dial (877) 430-4657.

Use of Non-GAAP Measures

In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net loss per share exclude amounts listed as restructuring and other charges in the accompanying tables. Management uses non-GAAP operating expenses and net income/loss per basic and diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. Restructuring and other charges in the fourth quarter of 2014, third quarter of 2014, and fourth quarter of 2013 were zero, $0.3 million, and zero, respectively. Restructuring and other charges were $0.4 million and $3.7 million for the years ended December 31, 2014 and 2013, respectively.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding the Company’s financial and operational projections and performance, technology, product performance and reliability, anticipated demand for the Company’s products, ability to convert new market opportunities and plans, strategies and objectives of management for future operations, cost-control initiatives, liquidity, uses of cash and availability and terms related to our existing line of credit. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially from those expressed or implied by such forward-looking statements and assumptions. Such risks and uncertainties include, but are not limited to: macroeconomic and geopolitical trends and events; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company’s products; customer acceptance of delivered products and the Company’s ability to collect amounts due upon shipment and upon acceptance; the Company’s ability to timely manufacture, deliver and support ordered products; the Company’s ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company’s competitors; the Company’s ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company assumes no obligation to update the information provided in this news release.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 28, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net revenue	$54,747	$38,430	$40,783	$178,404	$119,434
Cost of goods sold	36,870	25,432	27,636	119,587	82,028
Gross margin	17,877	12,998	13,147	58,817	37,406
Operating expenses:
Research, development and engineering	5,607	4,849	4,350	19,426	16,915
Selling, general and administrative	7,453	7,302	6,768	28,866	27,842
Restructuring and other charges	—	301	—	412	3,662
Total operating expenses	13,060	12,452	11,118	48,704	48,419
Income (loss) from operations	4,817	546	2,029	10,113	(11,013)
Interest and other income (expense), net	216	101	(109)	107	(504)
Income (loss) before income taxes	5,033	647	1,920	10,220	(11,517)
Provision for (benefit from) income taxes	70	110	(592)	339	(542)
Net income (loss)	$4,963	$537	$2,512	$9,881	$(10,975)
Net income (loss) per share:
Basic	$0.07	$0.01	$0.04	$0.14	$(0.19)
Diluted	$0.07	$0.01	$0.04	$0.13	$(0.19)
Shares used in computing net income (loss) per share:
Basic	73,861	73,731	59,127	71,897	58,944
Diluted	75,486	75,023	60,830	73,403	58,944

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$22,760	$14,578
Accounts receivable, net	33,578	26,245
Advance billings	4,653	3,346
Inventories	40,579	34,126
Prepaid expenses and other current assets	9,767	5,267
Total current assets	111,337	83,562
Property and equipment, net	7,534	9,216
Intangibles, net	—	250
Restricted cash	1,993	2,087
Other assets	623	808
Total assets	$121,487	$95,923

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,434	$26,624
Accrued compensation and benefits	4,601	2,713
Deferred revenues, current	9,110	9,107
Revolving credit facility	—	14,000
Other current liabilities	6,630	4,122
Total current liabilities	42,775	56,566
Deferred revenues, non-current	1,160	1,971
Other long-term liabilities	2,442	3,237
Total liabilities	46,377	61,774
Stockholders' equity	75,110	34,149
Total liabilities and stockholders' equity	$121,487	$95,923